Exhibit 99.1

[NB   NORTH BAY BANCORP LOGO]


    Contact:         Terry L. Robinson, President & CEO
                     trobinson@northbaybancorp.com
                     707-252-5024

[CG   THE CEREGHINO GROUP LOGO]
      THE CEREGHINO GROUP
corporate investor relations

5333 15TH AVENUE SOUTH, SUITE 1500
SEATTLE, WA 98108
206.762.0993



             NORTH BAY BANCORP'S FIRST QUARTER PROFITS INCREASE 41%,
WITH IMPROVING EFFICIENCIES, MARGIN EXPANSION, AND SOLID LOAN AND DEPOSIT GROWTH


         Napa, CA -April 29, 2005 - North Bay Bancorp (Nasdaq: NBAN), parent of The Vintage Bank and its Solano Bank Division, today reported profits increased 41% in the first quarter ended March 31, 2005, compared to the first quarter a year ago. Strong loan demand and excellent deposit growth contributed to a higher net interest margin. Improving productivity further boosted profitability in the quarter. In the first quarter, loans grew 25%, core deposits increased 15%, net interest margin improved 5 basis points and the efficiency ratio improved 520 basis points from a year ago. First quarter net income increased to $1.5 million, or $0.36 per diluted share, compared to $1.0 million, or $0.26 per diluted share, in the first quarter of 2004. All per share results reflect the 3-for-2 stock split in December 2004 and the 5% dividend paid on March 31, 2005.


"First quarter profits, per our plan, strongly reflect the initiatives implemented in 2004 to streamline our operations and improve efficiencies," said Terry Robinson, President and CEO. "The investments we've made in our branch network are now beginning to produce solid results, and we expect to continue to move up in the peer rankings this year."

First Quarter 2005 Financial Review and Operating Highlights (ended 3/31/05 compared to 3/31/04)

     o   Net income increased 41% to $1.5 million.
     o   Pre-tax income rose 50% to $2.4 million.
     o   Earnings per diluted share increased 38% to $0.36.
     o   Revenues increased 19% to $7.6 million.
     o Productivity improved with the efficiency ratio dropping 520 basis points to 65.54%.
     o Deposits grew 13% to $490 million, of which 85% are low-cost core deposits.
     o   Net loans grew 25% to $398 million.
     o Asset quality remained exemplary with six consecutive years of no nonperforming assets.


                                Operating Results

Total revenues, (net interest income before the provision for loan losses plus non-interest income, excluding securities gains) increased 19% to $7.6 million in the first quarter of 2005 from $6.4 million in the like quarter a year ago. The net interest margin expanded to 5.29%, up 5 basis points from the first quarter a year ago and up 26 basis points from the immediate prior quarter. "The recent increases in short-term interest rates provided a modest boost to loan yields, but has not yet impacted our cost of funds. We expect this anomaly will be short-lived, as we anticipate more substantial increases in deposit rates in the near future," noted Robinson.

First quarter net interest income increased 23% to $6.6 million, with interest income rising 27% and interest expense increasing 53%. "Strong loan demand in a broad range of business segments continues to spur growth in the loan portfolio. In addition, the conservative leverage strategy implemented in mid-2004 contributed approximately $80,000 to net interest income in the first quarter.
 When we put this strategy in place last year, we managed our risk with short-term fixed-rate securities, short-term fixed-rate liabilities, and limited principal commitment," said Lee-Ann Cimino, Chief Financial Officer.

         The provision for loan losses at $185,000 in the first quarter 2005 was virtually even with the $186,000 provision in the first quarter a year ago. Net interest income after the provision for loan losses increased 24% to $6.4 million compared to $5.2 million in the first quarter of 2004.


Non-interest income dipped 3% with lower income from ancillary investment services during the first quarter. Non-interest income totaled $956,000, and accounted for 13% of total first quarter revenues, compared to $986,000 or 15% of total revenues in the first quarter of 2004.

The tax equivalent efficiency ratio improved to 65.54% in the first quarter compared to 70.74% in the first quarter a year ago as revenues grew faster than operating costs. The efficiency ratio, calculated by dividing non-interest expense by net interest income adjusted for tax-free interest and non-interest income, measures overhead costs as a percentage of total revenues. Operating (non-interest) expense in the first quarter of 2005 increased 10% to $5.0 million from $4.6 million in the first quarter of 2004, reflecting costs for a new branch opening in mid-2004 and higher legal, consulting and audit fees for compliance with the Sarbanes-Oxley Act. "We expect to see continuing high costs for consulting this year," Cimino noted. "In addition, we outsourced part of our networking technology to improve controls and enhance service with a firm that brings multiple levels of technical expertise. The costs associated with this change, other than the transition costs which were booked in the first quarter, are not expected to increase while service levels and our risk profile should improve."

Pre-tax income rose 50% in the first quarter to $2.4 million from $1.6 million in the first quarter of 2004. Income taxes increased in the first quarter of 2005 reflecting higher earnings and a higher accrual rate. The tax provision increased 65% to $898,000, or 38% of first quarter pre-tax income, compared to $544,000, or 34% of pre-tax income in 2003. The higher tax rate in the first quarter of 2005 was primarily due to a lower level of tax-free municipal bonds in the portfolio.

Profitability in the first quarter of 2005 continued to improve driven by strong growth in loans and deposits. Return on average equity improved to 12.85%, up 212 basis points from the year ago quarter. Return on average assets was 1.04% in the first quarter up 15 basis points compared to 0.89% in the first quarter of 2004. "With contributions growing from our newer branches, we anticipate further improvements in our profitability ratios in the coming years," commented Robinson.

          Balance Sheet (at March 31, 2005 compared to March 31, 2004)
          ------------------------------------------------------------

Total assets increased 16% to $568 million compared to $488 million a year ago. Loans, net of the allowance for loan losses, grew 25% to $398 million, up from $317 million a year ago. In addition to a 46% increase in commercial and industrial loans, commercial real estate loans grew 26% fueled by strength in sales of owner-occupied commercial and industrial buildings, particularly commercial condominiums. Construction loans were virtually flat at $31 million. Consumer loans grew 20% to $39 million reflecting new technology and products introduced last year to better serve individuals.

Deposits grew 13% during the year to $490 million, with growth in both average balances and the number of new checking accounts. Core deposits, which exclude time certificates, increased 15% to $417 million, or 85% of total deposits, compared to $363 million or 84% of total deposits a year ago. Book value per share increased 9% to $11.64 from to $10.71 a year ago.

Asset quality remains excellent with no nonperforming loans at quarter-end. The allowance for loan and lease losses was $4.3 million, or 1.07% of loans outstanding, compared to $3.7 million or 1.15% of loans outstanding a year ago. Strong loan growth and excellent credit quality contributed to the drop in the ratio of allowance for loan losses to total loans. Net charge-offs were $4,000 in the first quarter, consisting primarily of deposit account overdrafts, compared to $7,000 of net charge-offs in the first quarter of 2004.

                             About North Bay Bancorp

North Bay Bancorp is the holding company for The Vintage Bank in Napa County and Solano Bank, a Division of The Vintage Bank, in Solano County. This full-service commercial bank offers a wide selection of deposit, loan and investment services to local consumers and small business customers. The Vintage Bank opened in 1985 and now operates six banking offices in Napa County, Northern California's number one tourist destination and the nation's premier wine producing region. The main office and two branch offices are located in the City of Napa. Vintage also has branches in the City of St. Helena, American Canyon and the Southern industrial area of Napa County as well as an off-site ATM facility in Yountville. Solano Bank, now a Division of The Vintage Bank, launched in July 2000, has offices in the primary cities along the I-80 corridor of Solano County, including Vacaville, Fairfield, Vallejo and Benicia and an off-site ATM facility in downtown Fairfield. Solano County is projected to be the fastest growing county in Northern California through year 2020, and is attracting businesses and residents with a quality lifestyle, affordable housing and business-friendly attitudes.

This news release contains forward-looking statements with respect to the financial condition, results of operation and business of North Bay Bancorp and its subsidiaries. All financial results are unaudited and therefore subject to change. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of The Vintage Bank and its Solano Bank Division. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:
(1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment on interest margins;
(3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; (5) finalization of the year-end audit results and
(6) other risks detailed in the North Bay Bancorp reports filed with the Securities and Exchange Commission.

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
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NORTH BAY BANCORP
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CONSOLIDATED INCOME STATEMENT                                                    3-Month Period Ended:                      Annual
(in $000's, unaudited)                                             3/31/2005          12/31/2004           3/31/2004      % Change
                                                                 -------------------------------------------------------------------
Interest Income                                                  $     7,676         $     7,405         $     6,064           26.6%
Interest Expense                                                       1,052               1,035                 688           52.9%
                                                                 -----------         -----------         -----------
     Net Interest Income                                               6,624               6,370               5,376           23.2%
Provision for Loan & Lease Losses                                        185                  80                 186           -0.5%
                                                                 -----------         -----------         -----------
    Net Interest Income after Loan Loss Provision                      6,439               6,290               5,190           24.1%
Service Charges                                                          523                 565                 551           -5.1%
Loan Sale & Servicing Income                                               7                  10                   5           40.0%
Bank Owned Life Insurance Income                                          88                  77                 104          -15.4%
Other Non-Interest Income                                                338                 317                 326            3.7%
Gain on Investments                                                     --                  --                  --              NM
                                                                 -----------         -----------         -----------
    Total Non-Interest Income                                            956                 969                 986           -3.0%
Salaries & Benefits                                                    2,724               2,360               2,504            8.8%
Occupancy Expense                                                        394                 407                 367            7.4%
Equipment Expense                                                        547                 509                 492           11.2%
Other Non-Interest Expenses                                            1,370               1,425               1,234           11.0%
                                                                 -----------         -----------         -----------
    Total Non-Interest Expenses                                        5,035               4,701               4,597            9.5%
    Income Before Taxes                                                2,360               2,558               1,579           49.5%
Provision for Income Taxes                                               898                 986                 544           65.1%
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     Net Income                                                  $     1,462         $     1,572         $     1,035           41.3%
                                                                 ===========         ===========         ===========
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TAX DATA
Tax-Exempt Muni Income                                           $       111         $       113         $       160          -30.6%
Tax-Exempt BOLI Income                                           $        88         $        77         $       104          -15.4%
Interest Income - Fully Tax Equivalent                           $     7,711         $     7,441         $     6,122           26.0%
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NET CHARGE-OFFS (RECOVERIES)                                     $         4         $       (16)        $         7          -42.9%
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
PER SHARE DATA                                                                   3-Month Period Ended:
(unaudited)                                                        3/31/2005         12/31/2004            3/31/2004       % Change
                                                                 -------------------------------------------------------------------
Basic Earnings per Share                                         $      0.38         $      0.41         $      0.27           40.7%
Diluted Earnings per Share                                       $      0.36         $      0.39         $      0.26           38.5%
Common Dividends                                                 $      0.15         $      0.00         $      0.13
Wtd. Avg. Shares Outstanding                                       3,848,751           3,821,986           3,782,129
Wtd. Avg. Diluted Shares                                           4,042,178           3,984,105           3,911,084
Book Value per Basic Share (EOP)                                 $     11.64         $     12.12         $     10.71            8.7%
Common Shares Outstanding  (EOP)                                   3,883,278           3,641,289           3,786,569
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
 KEY FINANCIAL RATIOS                                                          3-Month Period Ended:
(unaudited)                                                        3/31/2005          12/31/2004           3/31/2004
                                                                 -------------------------------------------------------------------
Return on Average Equity                                              12.85%              14.42%              10.73%
Return on Average Assets                                               1.04%               1.09%               0.89%
Net Interest Margin (Tax-Equivalent)                                   5.29%               5.03%               5.24%
Efficiency Ratio (Tax-Equivalent)                                     65.54%              63.21%              70.74%
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
AVERAGE BALANCES                                                                3-Month Period Ended:
(in $000's, unaudited)                                             3/31/2005          12/31/2004           3/31/2004        % Change
                                                                 -------------------------------------------------------------------
Average Assets                                                   $   559,631         $   575,261         $   466,591           19.9%
Average Earning Assets                                           $   503,767         $   509,118         $   415,073           21.4%
Average Gross Loans & Leases                                     $   387,994         $   383,907         $   313,742           23.7%
Average Deposits                                                 $   480,151         $   498,426         $   412,519           16.4%
Average Equity                                                   $    45,523         $    43,378         $    38,598           17.9%
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
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STATEMENT OF CONDITION                                                              End of Period:
(in $000's, unaudited)                                             3/31/2005          12/31/2004           3/31/2004      Annual Chg
                                                                 -------------------------------------------------------------------
ASSETS
Cash and Due from Banks                                          $    27,838         $    27,342         $    36,872          -24.5%
Securities and Fed Funds Sold                                        117,581             132,348             106,342           10.6%

Commercial & Industrial                                               72,592              67,172              49,639           46.2%
Commercial Secured by Real Estate                                    254,740             241,361             201,550           26.4%
Real Estate                                                            6,324               6,613               6,959           -9.1%
Construction                                                          31,206              27,762              31,798           -1.9%
Consumer                                                              38,785              36,343              32,374           19.8%
                                                                 -----------         -----------         -----------
    Gross Loans & Leases                                             403,647             379,251             322,320           25.2%
Deferred Loan Fees                                                    (1,484)             (1,485)             (1,231)          20.6%
                                                                 -----------         -----------         -----------
    Loans & Leases Net of Deferred Fees                              402,163             377,766             321,089           25.2%
Allowance for Loan & Lease Losses                                     (4,317)             (4,136)             (3,703)          16.6%
                                                                 -----------         -----------         -----------
    Net Loans & Leases                                               397,846             373,630             317,386           25.4%
Loans Held-for-Sale                                                      481               4,604               3,398          -85.8%
Investment in Subsidiary                                                 310                 310                 310
Bank Premises & Equipment                                             10,038              10,336              10,629           -5.6%
Other Assets                                                          14,226              13,493              13,165            8.1%
                                                                 -----------         -----------         -----------
     Total Assets                                                $   568,320         $   562,063         $   488,102           16.4%
                                                                 ===========         ===========         ===========

LIABILITIES & CAPITAL
Demand Deposits                                                  $   138,437         $   127,250         $   111,632           24.0%
NOW / Savings Deposits                                               148,811             151,053             129,642           14.8%
Money Market Deposits                                                130,057             128,884             121,880            6.7%
Time Certificates of Deposit                                          72,277              77,306              70,929            1.9%
                                                                 -----------         -----------         -----------
    Total Deposits                                                   489,582             484,493             434,083           12.8%

Long Term Borrowings                                                  19,000              19,000                --              NM
Subordinated Debentures                                               10,310              10,310              10,310            0.0%
                                                                 -----------         -----------         -----------
    Total Deposits & Interest Bearing Liabilities                    518,892             513,803             444,393           16.8%

Other Liabilities                                                      4,213               4,126               3,170           32.9%
Total Capital                                                         45,215              44,134              40,539           11.5%
                                                                 -----------         -----------         -----------
    Total Liabilities & Capital                                  $   568,320         $   562,063         $   488,102           16.4%
                                                                 ===========         ===========         ===========
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CREDIT QUALITY DATA                                                                End of Period:
(in $000's, unaudited)                                             3/31/2005          12/31/2004          3/31/2004
                                                                 ---------------------------------------------------
Non-Accruing Loans                                               $      --           $      --           $      --
Over 90 Days PD and Still Accruing                                         0                   0                   0
Other Real Estate Owned                                                    0                   0                   0
                                                                 -----------         -----------         -----------
    Total Non-Performing Assets                                  $      --           $      --           $      --
                                                                 -----------         -----------         -----------
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Non-Performing Loans to Total Loans                                     0.00%               0.00%               0.00%
Non-Performing Assets to Total Assets                                   0.00%               0.00%               0.00%
Allowance for Loan Losses to Loans                                      1.07%               1.09%               1.15%
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
OTHER PERIOD-END STATISTICS                                                         End of Period:
(unaudited)                                                         3/31/2005           12/31/2004         3/31/2004
                                                                 ---------------------------------------------------
Shareholders' Equity / Total Assets                                      8.0%                7.9%               8.3%
Loans / Deposits                                                        82.4%               78.3%              74.3%
Non-Interest Bearing Deposits / Total Deposits                          28.3%               26.3%              25.7%
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